Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of December 5, 2007 (the “Effective Date”), by and between NEOMAGIC CORPORATION, a Delaware corporation (the “Company”), and Syed Zaidi (“Employee”).

RECITALS

A. The Company desires to continue to retain the services of Employee, and Employee desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.

B. Employee acknowledges that he has had an opportunity to consider this Agreement and consult with independent advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Company and Employee agree as follows:

1. Duties and Scope of Employment. As of the Effective Date, Employee will continue to serve as the Company’s Chief Operating Officer. Employee will be responsible for coordinating and supervising all functional areas and operations of the operations group of the Company, as directed by the Chief Executive Officer of the Company, and shall report to the Chief Executive Officer. Employee shall devote Employee’s full time and attention, with undivided loyalty, to the business and affairs of the Company during the term of this Agreement. Employee shall not engage in any other business or job activity during the term of this Agreement without the Chief Executive Officer’s prior written consent. Employee shall in good faith perform those duties and functions as are required by his position and as are determined and assigned to him from time to time by the Board or its designees.

2. At-Will Employment. The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Employee may be entitled to notice and/or severance benefits depending upon the circumstances of Employee’s termination of employment.

3. Compensation. Employee shall receive compensation from the Company for his services hereunder determined as follows:

(a) Base Salary. The Company agrees to pay to Employee a base salary of two hundred forty thousand dollars ($240,000.00) per year (“Base Salary”), payable in accordance with the Company’s then current payroll practices and subject to the usual, required withholding. Employee’s salary will be subject to review and adjustments will be made based upon the Company’s standard practices.

(b) Bonuses. Employee shall be eligible to receive bonuses in such amounts and based upon performance criteria as the Compensation Committee of the Board (the “Committee”) determines in its discretion following consultation with Employee.

(c) Equity. Employee will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether Employee will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. The Company agrees to provide Employee with the following benefits:

(a) Vacation. Employee shall be entitled to accrue and use paid vacation time and Company holidays in accordance with the Company’s policies, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

(b) Additional Benefits. In addition to the foregoing, Employee shall be eligible to participate in benefit plans, programs, and policies provided to other Company employees of similar status, on the terms and conditions existing, and as may be changed from time to time, for participation in those plans, programs, and policies. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Business Expense Reimbursement. Employee shall be authorized to incur reasonable business expenses in performing his duties under this Agreement, including, but not limited to, expenses for entertainment, long distance telephone calls, mobile phone use, lodging, meals, air fare, transportation and travel. The Company will promptly reimburse Employee for all such reasonable expenses upon presentation by Employee of an itemized account or other appropriate documentation of such expenses, in accordance with the Company’s policies.

6. Termination. Either the Company or Employee may terminate Employee’s employment in accordance with the provisions of this Section 6. If Employee’s employment terminates for any reason, then the Company will pay Employee all earned or accrued but unpaid vacation, expense reimbursements, wages, bonuses, and other benefits due to Employee under applicable law and any Company-provided plans, policies, and arrangements as then in effect.

(a) Termination by the Company. Employee’s employment with the Company may be terminated by the Company for any reason or no reason, with or without Cause or justification, subject to the following:

(i) In the event that Employee’s employment with the Company is terminated by the Company for Cause, then (A) all vesting will terminate immediately with respect to Employee’s outstanding equity awards, (B) all payments of compensation by the

Company to Employee hereunder will terminate immediately (except as to amounts already earned or accrued), and (C) Employee will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(ii) In the event Employee’s employment with the Company is terminated by the Company for any reason other than a reason set forth in Section 6(a)(i) above, such termination will be effective upon sixty (60) days’ notice to Employee, and, subject to Sections 7 and 9, Employee will be entitled to: (A) a lump sum payment in an amount equal to six (6) months of Employee’s Base Salary, (B) Company-paid coverage for Employee and Employee’s eligible dependents under the Company’s Benefit Plans for twelve (12) months following such termination, and (C) Employee may exercise all vested and outstanding stock options and stock appreciation rights granted by the Company to Employee until the earliest of: (a) six (6) months from the effective date of Employee’s termination, (b) the latest date the stock option or stock appreciation right could have expired by its original terms under any circumstances, or (c) the tenth (10th ) anniversary of the original date of grant of the stock option or stock appreciation right.

(b) Termination by Employee. Employee may terminate his employment with the Company for any reason or no reason, with or without cause or justification, subject to the following:

(i) If Employee’s employment with the Company is terminated by Employee for any reason other than a reason set forth in Section 6(b)(ii), then (A) all vesting will terminate immediately with respect to Employee’s outstanding equity awards, (B) all payments of compensation by the Company to Employee hereunder will terminate immediately (except as to amounts already earned or accrued), and (C) Employee will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect. If the Employee gives at least sixty (60) days’ prior written notice of termination of his employment with the Company under this Section 6(b)(i), then, notwithstanding Section 6(b)(i)(A), Employee shall receive acceleration of six (6) months vesting of all outstanding stock options and stock appreciation rights granted by the Company to the Employee, such acceleration effective as of the 60th day after Employee has delivered such written notice of termination to the Company.

(ii) In the event Employee resigns from his employment with the Company for Good Reason, or due to Employee’s death or Disability, then, subject to Section 7, Employee will become entitled to the severance payments and benefits set forth in Section 6(a)(ii).

(c) Change in Control Termination. In the event Employee’s employment is terminated by the Company or its successors, if any, without Cause or Employee terminates his employment with Good Reason following or in connection with a Change in Control, including, but not limited to, any such termination within 60 days of such Change in Control, then in lieu of any severance benefits pursuant to Sections 6(a)(ii) or (b)(ii), Employee shall be entitled to: (A) a lump sum payment in an amount equal to twelve (12) months of Employee’s Base Salary, (B) Company-paid coverage for Employee and Employee’s eligible dependents under the Company’s Benefit Plans for twelve (12) months following such termination, (C) immediate vesting of all outstanding options, stock appreciation rights or other similar rights to acquire

Company common stock that are not otherwise vested as of such date shall immediately vest in full, and (D) Employee may exercise all vested and outstanding stock options and stock appreciation rights (including stock options and stock appreciation rights that vest as a result of this Agreement) granted by the Company to Employee until the earliest of: (a) six (6) months from the effective date of Employee’s termination, (b) the latest date the stock option or stock appreciation right could have expired by its original terms under any circumstances, or (c) the tenth (10th) anniversary of the original date of grant of the stock option or stock appreciation right.

7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 6(a)(ii), (b)(ii), or (c) will be subject to Employee signing and not revoking a Separation Agreement and Release of Claims, the form of which is attached as Exhibit A of this Agreement. The parties agree to use the Exhibit A form of agreement, and that no additional terms, separation agreements, and/or releases will be required. No severance pursuant to such Section will be paid or provided until the Separation Agreement and Release of Claims, attached as Exhibit A, becomes effective.

(b) No Duty to Mitigate. Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

8. Other Agreements.

(a) Confidentiality Agreement. Employee will execute the Company’s standard Employment, Confidential Information, Invention Assignment and Arbitration Agreement and agrees to abide by its terms.

(b) Indemnification Agreement. Employee will execute and become a party to the Company’s standard form Indemnification Agreement, in the same form of such agreement as to which the Company is a party with its senior executive officers and members of its Board.

9. Section 409A.

(a) Distributions. Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination, and the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following Employee’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) Amendment. This provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

10. Definitions.

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Employee’s termination of employment provide Employee and/or Employee’s eligible dependents with medical, dental, and/or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Employee and Employee’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to senior executives of the Company at any applicable time during the period Employee is entitled to receive severance pursuant to Section 6. The Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by (i) reimbursing Employee’s premiums under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) after Employee has properly elected continuation coverage under COBRA (in which case Employee will be solely responsible for electing such coverage for his eligible dependents), or (ii) providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Employee a lump sum payment which is, on an after-tax basis, sufficient to provide Employee and Employee’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Employee and Employee’s eligible dependents.

(b) Cause. For purposes of this Agreement, “Cause” means (i) the willful failure by Employee to substantially perform Employee’s material duties under this Agreement other than a failure resulting from the Employee’s Disability, (ii) Employee’s conviction of or plea of nolo contendere to the commission of any felony or gross misdemeanor, but only if such event significantly harms the Company’s reputation or business; (iii) any fraud, misrepresentation or gross misconduct by Employee that is materially injurious to the Company; (iv) a material and willful violation by Employee of a federal or state law or regulation applicable to the business of the Company which is materially injurious to the Company, and (v) Employee’s willful breach of a material provision of this Agreement. The Company will not terminate Employee’s employment for Cause without first providing Employee with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (i), (iii) and (v), a reasonable cure period of not less than thirty (30) business days following such notice. No act or failure to act by Executive will be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest, as determined by the Company’s Board of Directors.

(c) Change in Control. For purposes of this Agreement, a “Change in Control” shall be defined as follows: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets (for these purposes, a substantial sale or disposition will in no event be considered to occur unless at least sixty percent (60%) of the total gross fair market value of all of the assets of the Company are sold or disposed of).

(d) Disability. For purposes of this Agreement, “Disability” means Employee’s inability to properly perform his duties by reason of incapacity for a period of more than ninety (90) consecutive days or one hundred eighty (180) days in any twelve-month period as the result of a mental or physical condition which, in the reasonable opinion of a medical doctor selected by the Board, can be expected to be permanent or to be of an indefinite duration and which renders Employee unable to carry out the job responsibilities held by, or the tasks assigned to, Employee immediately prior to the time the disabling condition was incurred (including, without limitation, if Employee is unable to travel by air for medical reasons), or which entitles Employee to receive disability payments under any long-term disability insurance policy which covers Employee.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the Employee’s consent: (i) the assignment to Employee of any duties, or the reduction of the Employee’s duties, either of which results in a material diminution of the Employee’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of a Change in Control shall not constitute “Good Reason” unless such reduction results in the removal of Employee from his position as Chief Operating Officer in connection with a Change of Control; (ii) a material reduction of Employee’s Base Salary (in other words, a reduction of more than ten percent of Employee’s Base Salary in any one year); (iii) a material change in the geographic location at which Employee must perform services (in other words, the relocation of Employee to a facility that is more than twenty-five (25) miles from Employee’s current location); (iv) the failure of the Company to obtain assumption of this Agreement by any successor; and (v) the willful breach by the Company of a material provision of this Agreement. Employee will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(f) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1)) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

11. Notices. Any notice which either party may wish or be required to give to the other party pursuant to this Agreement shall be in writing and shall be either personally served or deposited in the United States mail, registered or certified and with proper postage prepaid, addressed as follows:

To the Company:

Douglas R. Young, President

NeoMagic Corporation

3250 Jay Street

Santa Clara, CA 95054

To Employee:

Syed Zaidi

at the home address on file

with the Company from time to time

or to such other address as the parties may designate from time to time by written notice to the other party given in the above manner. Notice given by personal service shall be deemed effective upon service. Notice given by registered or certified mail shall be deemed effective three (3) days after deposit in the mail.

12. Miscellaneous.

(a) Modifications; Prevailing Agreement. This Agreement, together with Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and any agreements representing any outstanding equity awards, represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior agreements and understandings between the parties relating to the employment of Employee by the Company, and it may not be changed or terminated orally. No modification, termination or attempted waiver of any provisions of this Agreement shall be valid unless it is in a writing signed by the party against whom the same is sought to be enforced. To the extent any provision of this Agreement conflicts with any other provision contained in another written agreement between the parties (except a written amendment to this Agreement), the terms of this Agreement shall prevail.

(b) Enforceability and Severability. If any term of this Agreement is deemed void, voidable, invalid or unenforceable for any reason, such term shall be deemed severable from all other terms of this Agreement, which shall continue in full force and effect.

(c) Arbitration.

(i) General. In consideration of Employee’s service to the Company, its promise to arbitrate all employment related disputes and Employee’s receipt of the compensation, pay raises and other benefits paid to Employee by the Company, at present and in the future, Employee agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Employee’s service to the Company under this Agreement or otherwise or the termination of Employee’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Employee agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Employee further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Employee.

(ii) Procedure. Employee agrees that any arbitration will be administered by the Judicial Arbitration and Mediation Services (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. All arbitration proceedings shall be held in Santa Clara County, California. The arbitration proceedings will allow for discovery according to the rules set forth in the Employment Arbitration Rules and Procedures of JAMS (the “JAMS Rules”) or California Code of Civil Procedure. Employee agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Employee agrees that the arbitrator will issue a written decision on the merits. Employee also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Employee understands the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that with respect to any arbitration Employee initiates, Employee will pay the amount Employee would have otherwise been required to pay to file a claim in court. Employee agrees that the arbitrator will, administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the Rules conflict with the Rules, the Rules will take precedence.

(iii) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Employee and the Company. Accordingly, except as provided for by the Rules, neither Employee nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted. The prevailing party in any arbitration proceeding shall be entitled to recover from the losing party all costs that it has incurred as a result of such proceeding, including but not limited to, all reasonable travel costs and reasonable attorneys’ fees.

(iv) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Employee agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(v) Administrative Relief. Employee understands that this Agreement does not prohibit Employee from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Employee from pursuing court action regarding any such claim.

(vi) Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that EMPLOYEE IS WAIVING EMPLOYEE’S RIGHT TO A JURY TRIAL. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

(d) Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

(e) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(f) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(g) Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(h) Governing Law. This Agreement and all remedies hereunder shall be construed and enforced in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).

(i) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Faxed signatures shall be deemed to be original signatures and shall be effective.

(j) Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read, and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the date first set forth above.

EMPLOYEE	NEOMAGIC CORPORATION

/s/ Syed Zaidi	/s/ Douglas R. Young
Syed Zaidi	Douglas R. Young, President and CEO

EXHIBIT A

TO EMPLOYMENT AGREEMENT OF SYED ZAIDI

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Separation Agreement”) is made by and between NeoMagic Corporation (the “Company”), and [name] (“Employee”).

WHEREAS, Employee is employed by the Company;

WHEREAS, the Company and Employee have entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into an Employment Agreement, dated                      (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company will terminate effective              (the “Termination Date”); and

WHEREAS, pursuant to the terms of the Employment Agreement, Employee’s receipt of certain separation benefits is conditioned upon the execution of this Separation Agreement;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as “the Parties”) hereby agree as follows:

1. Consideration. Provided that Employee does not revoke this Agreement prior to the Effective Date, the Company agrees to pay Employee severance pay and other benefits, as well as provide for accelerated vesting and an extension of the exercise period on Employee’s outstanding options, pursuant to Section 6 of the Employment Agreement.

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. The Company acknowledges that Employee has returned all Company property and confidential information that needs to be returned.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his behalf and his executors, heirs, family members and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Separation Agreement or to any rights Employee has to indemnification under the Company’s charter documents, applicable law or pursuant to the Indemnification Agreement between himself and the Company.

(h) Waiver of Claims Under ADEA. Employee acknowledges that the general release in this Separation Agreement is intended to constitute a complete waiver and release of, among other things, all rights or claims that Employee may have under the federal Age Discrimination in Employment Act (“ADEA”). Employee acknowledges and agrees that he is receiving money and/or benefits under the terms of the Employment Agreement and this Separation Agreement to which he would not otherwise be entitled, and that he has been advised of his right to seek advice regarding the terms and legal effect of this Separation Agreement with legal counsel of his own choosing. In addition, Employee acknowledges that he has been advised of his right to have at least twenty-one (21) days from his receipt of this Separation Agreement to consider this Separation Agreement before signing it, and that he may revoke this Separation Agreement within seven (7) days after signing it by giving the Company written notice of his intent to revoke. This Separation Agreement, therefore, shall not become effective until the revocation period has expired.

5. Company Release of Claims. The Company, on behalf of its respective officers, directors, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, agents, and assigns hereby fully and forever releases Employee and his respective heirs, family members, executors, agents, and assigns from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date.

6. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Separation Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Confidentiality. The Parties agree that this Agreement may be filed as an exhibit to the Company’s 10-Q for the period during which this Agreement becomes effective.

9. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. Non-Solicitation. Employee agrees that for a period of twenty-four (24) months immediately following the Termination Date, Employee will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s (or any of its subsidiary companies no matter where located) employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity. To the extent this provision conflicts with any provision in any other agreement between the parties, including the Confidentiality Agreement, the provision in this Separation Agreement shall prevail.

11. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company, and the Parties each agree to refrain from tortious interference with the contracts and relationships of the other. All inquiries by potential future employers of Employee will be directed to the Company’s Vice President of Finance. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment.

12. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with entering into this Separation Agreement.

13. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Separation Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, pursuant to Section 12(c) of the Employment Agreement.

14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Separation Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Separation Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Separation Agreement.

16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Separation Agreement shall continue in full force and effect without said provision.

17. Entire Agreement. This Separation Agreement, along with the Employment Agreement, any outstanding equity awards, the Indemnification Agreement and the Confidentiality Agreement (to the extent the Confidentiality Agreement does not conflict with this Separation Agreement) represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and Employee’s compensation by the Company.

18. No Oral Modification. This Separation Agreement may only be amended in writing signed by Employee and the President of the Company.

19. Governing Law. This Separation Agreement shall be governed by the laws of the State of California.

20. Effective Date. This Separation Agreement is effective after it has been signed by both Parties and after seven (7) days have passed since Employee has signed the Separation Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Separation Agreement was signed by Employee.

21. Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Faxed signatures shall be deemed to be original signatures and shall be effective.

22. Voluntary Execution of Agreement. This Separation Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Separation Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Separation Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Separation Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Separation Agreement.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

Employee:	Date

SYED ZAIDI	Date